Exhibit 99.1

Sun New Media Inc. PO Box 297, 1142 S. Diamond Bar Blvd Diamond Bar, CA 91765 United States of America T: (604) 871-9909 Ext 322 F: (604) 871-9919

NASD OTCBB: SNMD	Sun New Media Expands to China’s Mobile Media Sector	December 8, 2005
Prime Zone, Diamond Bar, California, December 8, 2005: Sun New Media Inc. (OTCBB: SNMD) (“SNMI”) announced that it will acquire Telefaith Holdings Limited (“Telefaith”) and gain control of its subsidiary Shengji Information Technology Ltd (“Shengji”), one of China’s leading providers of mobile media services. The acquisition will fortify SNMI’s growing presence in China’s booming mobile media services market, giving SNMI’s content providers, marketers, and business clients another critical channel for communicating with key Chinese consumers and businesses.
Shengji is a start-up company that brings a number of critical assets to SNMI including Shengji’s proprietary technical platform for scalable delivery of mobile multimedia and m-coupons. Shengji also owns a mobile service provider license and has extensive business relationships with China Mobile and China Unicom, two of the largest mobile telecommunication companies in China.
According to the agreement, SNMI will purchase 100% of the issued and outstanding shares of Telefaith in exchange for 853,333 shares of common stock of SNMI.
“Shengji’s technology, license, and strong relationships with China’s mobile service providers will be powerful assets for SNMI as it pioneers the development of some of China’s most innovative, far-reaching, and high-impact interactive marketing channels,” said Mr. Chen Xiaotao, President and COO of SNMI.
About Sun New Media
Sun New Media Inc (SNMI) is one of China’s first integrated, interactive business-to-business marketing service’s company for consumer products companies and their channel and distribution partners. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a share of China’s multi-billion dollar business-to-business (b2b) multimedia services market.
For more information on Sun New Media Inc., visit SNMI’s website at: http://www.sunnewmedia.net
Investor Relations Contact: Mr. James Neil * N. America Toll Free: 1-888-865-0901 Ext.322 Email: info@cag-global.com
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect” “plan” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of SNMI’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in SNMI’s periodic report filings with the Securities and Exchange Commission. In addition, there is no certainty that the transactions described above will be completed or, if completed, that the terms for such transactions may not change before completion. Nor is there any certainty that SNMI will be able to benefit from the described transactions in the manner currently expected. By making these forward-looking statements, SNMI disclaims any obligation to update these statements for revisions or changes after the date of this release.